Exhibit 99.1

Selected Financial Data

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for the five years ended December 31, 2003. The historical information contained in the following table for our 2003, 2002 and 2001 operations primarily represents gross hotel-level revenues and expenses of our properties. During 2000 and 1999, we owned the hotels but leased them to third-party lessees and, accordingly, during these periods our historical revenues primarily represent rental income generated by our leases.

	Fiscal year
	2003	2002	2001	2000	1999
Income Statement Data:
Revenues	$3,400	$3,466	$3,509	$1,319	$1,219
Income (loss) from continuing operations	(231)	(64)	41	165	238
Income from discontinued operations (1)	245	45	16	42	47
Net income (loss)	14	(19)	57	207	285
Net income (loss) available to common unitholders	(21)	(54)	25	187	279
Basic earnings (loss) per common unit:
Income (loss) from continuing operations	(.87)	(.34)	.03	.51	.80
Income from discontinued operations	.80	.15	.06	.15	.16
Net income (loss)	(.07)	(.19)	.09	.66	.96
Diluted earnings (loss) per common unit:
Income (loss) from continuing operations	(.87)	(.34)	.03	.50	.75
Income from discontinued operations	.80	.15	.06	.15	.18
Net income (loss)	(.07)	(.19)	.09	.65	.93
Cash dividends per common unit	—	—	.78	.91	.84
Balance Sheet Data:
Total assets	$8,588	$8,311	$8,334	$8,391	$8,186
Debt	5,978	6,130	6,094	5,814	5,583

(1)	Discontinued operations reflect the disposition of 16 properties since January 1, 2002, including five properties classified as held for sale as of December 31, 2003, the gain on disposition and business interruption proceeds of the New York Marriott World Trade Center hotel as of December 31, 2003 and the dispositions of the Mexico City Airport Marriott and the Dallas/Fort Worth Airport Marriott in 2004.